Exhibit 99.1
Investor Relations Contact:
Kevin Inda
Corporate Communications, Inc.
407-566-1180
Kevin.Inda@cci-ir.com
Media Contact:
Julie White
Director, Corporate Communications
641-787-2040
Julie.White@iowatelecom.com
Iowa Telecom Announces New Members
to Company’s Board of Directors
NEWTON, Iowa — (August 3, 2005) — Iowa Telecommunications Services, Inc. (NYSE: IWA) today announced that during its regularly scheduled board meeting on August 2, 2005, Craig A. Lang and Kendrik E. Packer were elected to the company’s Board of Directors, effective immediately.
Mr. Lang has been the president of the Iowa Farm Bureau Federation (IFBF) since 2001 and has been affiliated with the IFBF board since 1992 when he was elected as a district representative. In addition, he also serves as chairman of the board of FBL Financial Group, Inc. (NYSE: FBL) and as president of Farm Bureau Life Insurance.
Mr. Lang also serves on the Iowa Department of Economic Development board and the American Farm Bureau Federation board of directors, representing the Midwest Region, and is director of Farm Bureau Bank. For six years, he served as a director on the GROWMARK board and three years as a director on the Cattlemen’s Beef Board. He is also past chairman of the Iowa Values Fund Board.
Mr. Packer is a Managing Partner with Financial Advisory Partners, Inc., which he founded in 1997, where he consults with clients on merger and acquisition transactions and private financings. Prior to forming Financial Advisory Partners, Mr. Packer held several positions in corporate finance since 1984, including serving as a senior vice president with Everen Securities, Kemper Securities and R.G. Dickinson & Company.
Alan L. Wells, Iowa Telecom president and chief executive officer, stated, “The addition of Craig Lang and Ken Packer to our Board brings two experienced, well-respected Iowa business leaders to our Board of Directors. We are extremely pleased both have accepted the offer to join our Board, and look forward to their contributions to our future success.”

About Iowa Telecom
Iowa Telecommunications Services, Inc. (d/b/a Iowa Telecom) is a telecommunications service provider that offers local telephone, long distance, Internet, broadband and network access services to business and residential customers. Today, the Company serves over 440 communities and employs over 600 people throughout the State of Iowa. The Company’s headquarters are in Newton, Iowa. The Company trades on the New York Stock Exchange under the symbol IWA. For further information regarding Iowa Telecom, please go to www.iowatelecom.com and select “Investor Relations.” The Iowa Telecom logo is a registered trademark of Iowa Telecommunications Services, Inc. in the United States.
- END -